Exhibit 10.4

TRANSITIONAL TRADE MARK LICENCE AGREEMENT

Agreement by and between Morgan Stanley & Co. International PLC, a United Kingdom corporation with offices at 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom (“Licensor”) and Goldfish Bank Limited, a United Kingdom corporation with offices at 2 Hertsmere House, Canary Wharf, London, E14 4AB, United Kingdom (“Licensee”) made this              day of June, 2007 (the “Licence”) (collectively, the “parties”, individually, a “party”).

1. DEFINITIONS. The following terms shall have the following definitions when used in this Licence:

1.1 “Change of Control” shall mean (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group of Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the Total Voting Power of Licensee, (ii) any merger, consolidation or other business combination of Licensee or an affiliate of Licensee with any Person after giving effect to which (x) the shareholders of Licensee immediately prior to such transaction do not own at least 50% of the Total Voting Power of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of Licensee immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity, and (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of Licensee.

1.2 “Effective Date” shall mean the date written hereinabove.

1.3 “Parent Licence Agreement” shall mean that agreement between Licensor and Morgan Stanley which authorizes Licensor to sublicense the Mark.

1.4 “Mark” shall mean the marks MORGAN STANLEY and MORGAN STANLEY and Design, and the registrations therefor in the European Union and the United Kingdom, as shown on Exhibit 1 to this Licence and the Domain Names.

1.5 “Marketing Partner” shall mean any third party to whom Licensee has previously granted the right to use the Mark solely in connection with the Services and any third party to whom Licensee grants the right to use the Mark during the Term solely in connection with the Services.

1.6 “Person” shall mean means individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

1.7 “Related Company” shall mean any company which is wholly owned, either directly or indirectly, by Morgan Stanley (with respect to Licensor Related Companies) or Discover Financial Services (with respect to Licensee Related Companies), at the time of this Licence and only so long as it remains wholly owned, either directly or indirectly, by either Morgan Stanley or Discover Financial Services, as applicable. For the avoidance of doubt, the companies listed in Exhibit 2 shall be Licensee’s Related Companies at the time of this Licence.

1.8 “Services” shall mean services relating to Licensee’s, or Related Companies’, credit card business and such services as are related and ancillary thereto including the offering of reward programmes, loans and insurance products.

1.9 “Standards of Quality” shall mean substantially the same standards of quality, service and other standards that have been observed as of the Effective Date by Licensee and/or Related Companies and/or Marketing Partners in the development, marketing, advertising, performance and sale of any Services offered under the Mark in the Territory.

1.10 “Territory” shall mean the United Kingdom and the Internet (solely for purposes of promoting the Services to residents of the United Kingdom and providing the Services to existing customers).

1.11 “Total Voting Power” shall mean, with respect to any Person, the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

2. GRANT. Subject to the terms and condition of this Licence and pursuant to the Parent Licence Agreement:

2.1 Licensor hereby grants to Licensee a limited, non-transferable, royalty-free Licence to use the Mark in the Territory in connection with the Services as described in this Licence, including in connection with the advertising and promotion of the Services (“Advertising”), with the right to sublicense such right, but only to Related Companies and/or Marketing Partners (collectively, “Sublicensees”) in connection with the Services, provided that Licensee shall procure that such Sublicensees are likewise subject to all the terms and conditions of this Licence. Licensee shall cause its Sublicensees to comply with all the terms and conditions of the Licence and shall be responsible to Licensor for ensuring compliance by the Sublicensees with the terms and conditions of this Licence.

2.2 During the Term, Licensee and its Related Companies, but not its Marketing Partners, may use the Mark as part of their corporate names, trading names and/or assumed names.

2.3 During the Term, Licensee and its Sublicensees may use the domain names listed in Exhibit 3 hereto (“Domain Names”) in connection with the Services offered under the Mark. In particular, but without limitation to the foregoing, the Licensee and its Related Companies shall be entitled to exercise the technical and administration rights in relation to the Domain Names and to create URLs within the Domain Names. Licensor shall make such Domain Names available to Licensee for its exclusive use (for the first two (2) years of the Term, unless this Licence is terminated earlier), or shared use with other Licensor Related Companies, as set forth in Exhibit 3.Licensor shall ensure that the Domain Names are managed as part of the domain name portfolio management services provided by VeriSign Inc. and shall provided three nominated users of the Licensee with online review-only access to the Domain Names in such VeriSign account.

2.3.1 For those Domain Names listed in Exhibit 3 as exclusive to Licensee, Licensee shall insert a prominently placed (e.g., “above the fold”) icon or other reference to Licensor (or its Related Companies) as reasonably requested by Licensor that links a user to a Licensor (or Related Company) website. The parties shall reasonably agree on the size, content and manner of any such reference.

2.3.2 For those Domain Names listed in Exhibit 3 as shared between the parties, and for those domains in Section 2.3.1 during the last year of the Term, the parties shall reasonably agree to the layout and content of such webpages associated with these Domains Names in a manner that directs the user to select a further Licensee or Licensor (or Related Company) website.

2.3.3 Licensee agrees that as marketing and promotional material inventories are replenished during the Term, Licensee shall make commercially reasonable efforts to replace reference to any Domain Names with a domain name not containing or incorporating the Marks.

2.4 During the Term, the Licensee and its Sublicensees may use the phrase “Formerly known as the Morgan Stanley Credit Card” or such other similar phrase as has been approved in writing by Licensor, in its advertising, promotion and performance of the Services under the New Mark, provided that any such phrases shall not be used on the credit or debit cards directly.

2.5 During the Term, in relation to search keyterms regarding the Services that include the Mark or such other similar terms as has been approved in writing by Licensor, Licensee may procure such keyterms on google.co.uk and other search engines where the searcher is from a United Kingdom IP address.

2.6 Notwithstanding any rights granted herein, Licensee and its Sublicensee shall make commercially reasonable efforts to minimize the use of the mark “Morgan Stanley Dean Witter” and shall have no right to use such mark on any advertising or promotional materials.

2.7 Any and all rights not granted to Licensee are specifically reserved by Licensor.

2.8 Subject to clauses 2.6 and 2.7, Licensee and its Sublicensees shall only use the Mark in connection with any products and services offered or provided in relation to the Services, immediately prior to the Effective Date, by Licensee and/or its Sublicensees in the Territory (“Existing Products”).

2.9 If Licensee desires to use (or desires that a Sublicensee may use) the Mark in conjunction with any products and services which are (i) not Existing Products; and (ii) not covered by clause 2.7:

2.9.1 it shall make such request to Licensor in writing;

2.9.2 Licensor shall, in its reasonable discretion, determine whether it will allow such use, and shall notify Licensee of such decision in writing within a reasonable time; and

2.9.3 if Licensor decides to allow such use, the parties shall negotiate a separate, royalty-bearing licence which shall also require that Licensee pay reasonable expenses for any additional trade mark or service mark registrations required if the Mark is not registered for use in the appropriate class of goods or services relating to such product or service;

2.10 During the Term, Licensee and its Sublicensees shall be entitled to offer and provide new products and/or services in the Territory under the Mark only to existing customers of Licensee and its Sublicensees who hold a credit card bearing the Mark in connection with loans and insurance products and associated services including travel services.

2.11 For the avoidance of doubt and notwithstanding any other provision of this Licence, the Licensee shall determine the specification, features, pricing and other terms and conditions of any and all Services in its sole discretion, provided that (i) any specifications, features, pricing or other terms and conditions of the Services does not bring Licensor or its affiliates into disrepute, and (ii) Licensee shall use its best endeavours to ensure that any marketing material containing the Mark is accurate and not false or misleading or deceptive or contain any statements which are derogatory or defamatory of any person or likely to bring the Licensor and its affiliates into disrepute.

3. TERM AND TERMINATION.

3.1 The purpose of this Licence is to allow for the smooth transition of the business of the Services conducted under the Mark in the Territory to a new trade mark (the “New Mark”). Therefore, the term of this Licence shall be for a maximum of three (3) years from the date of this Licence (the “Term”), provided however, that Licensee uses reasonable commercial endeavours to select, develop and begin using the New Mark, as soon as practical, which New Mark shall not contain either the term “Morgan” or “Stanley” or any similar terms. Licensee shall inform Licensor in writing each calendar quarter of the then-current number of outstanding credit cards bearing the Mark under the Licence hereunder and shall provide a copy of its plan to migrate from the Mark to the New Mark to the Licensor.

3.2 With regard to a sublicense to a Related Company, such sublicense shall immediately terminate without notice if such company ceases to be a Related Company. With regard to a sublicense to a Marketing Partner, such sublicense shall immediately terminate without notice if such company ceases to be a Marketing Partner.

3.3 At any time following announcement of a transaction involving a Change of Control of Licensee, Licensor may elect, by delivery of notice in writing to Licensee, to terminate the Licence, such termination to take effect on the date specified in the notice; provided that without the written consent of Licensee, no such termination shall occur prior to thirty (30) days’ after the closing of such Change of Control transaction.

3.4 Licensor may terminate the Licence at any time with immediate effect upon serving written notice upon the Licensee if the Licensee suffers an Insolvency Event. For purposes of this Licence, “Insolvency Event” shall mean (i) the making by Licensee of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by Licensee in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of Licensee as bankrupt or insolvent or the filing by Licensee of a petition or application to any tribunal for the appointment of a trustee or receiver for Licensee or any substantial part of the assets of Licensee; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within sixty (60) days), reorganization proceedings or similar proceeding with respect to Licensee or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

3.5 Licensor may elect, by delivery of notice in writing to Licensee, to terminate the Licence, such termination to take effect on the date specified in the notice, if Licensee shall have failed to perform any of its material obligations under this Licence, Licensor has notified Licensee in writing of such failure and such failure shall have continued for a period of sixty (60) days after receipt by Licensee of written notice of such failure.

3.6 Upon termination of this Licence by Licensor, Licensee shall (and shall procure that its Sublicensees shall) cease any and all use of the Mark and the Domain Names.

4. QUALITY CONTROL.

4.1 All use of the Mark by Licensee and the Sublicensees shall be in compliance with the Standards of Quality. Licensee shall (and shall procure that its Sublicensees shall) not use nor permit the Mark and Domain Names to be used in any manner which, as a direct result of such use of the Mark, is likely to (i) subject Licensor to unfavorable regulatory action; (ii) violate any law; (iii) violate the rights of any person or entity (other than rights directly relating to the Mark); or (iv) subject Licensor to liability for any reason (other than as directly relating to the Mark). Any and all uses of the Mark and Domain Names shall be in accordance with all applicable national, European Union, local or other laws and regulations.

4.2 In order to promote adherence to the Standards of Quality and for the purpose of protecting and maintaining the goodwill associated with the Mark and the reputation of the Licensor, Licensor shall have the right to:

4.2.1 Obtain from Licensee reasonable information as to the nature and quality of the Services and the Advertising and the manner in which the Mark is used in connection with the Services and the Advertising.

4.2.2 Itself or through an authorised representative, at any reasonable time or times during regular business hours on reasonable advanced written notice, visit the offices and facilities of Licensee where the Services are developed, designed, marketed, promoted, sold, serviced or rendered (i) up to two (2) times per calendar year; and (ii) additionally, if Licensor notifies Licensee in writing that it believes that the Services are not conforming to the Standards of Quality or other requirements of this Licence, which notice shall provide a description of the nonconformity that is reasonable under the circumstances and, if appropriate and available to Licensor, include copies of any documentation relating to such nonconformity. Licensee shall use all reasonable endeavours to procure that its Sublicensees shall also provide such access to Licensor on the terms set out in this clause 4.2.2. Licensor may conduct a reasonable inspection and examination of such offices and facilities in order to satisfy itself that the Services are conforming to the Standards of Quality and the other requirements of this Licence provided that Licensor or its authorised representative shall comply with all codes of conduct and similar policies notified to Licensor by Licensee at all times while visiting the offices and facilities of Licensee and its Sublicensees.

4.2.3 In conducting any such inspection or examination, Licensor shall take all steps reasonably required by Licensee or its Sublicensees to minimize disruption to Licensee’s or Sublicensees’ business and to avoid disclosure of any confidential and proprietary information and materials, including, but not limited to, executing nondisclosure agreements, provided that such steps and agreements shall not prevent Licensor from pursuing any claims that it may have in connection with this Licence.

4.2.4 Licensee agrees to furnish Licensor, from time to time as reasonably requested by Licensor but in any event no more than quarterly, representative samples of credit cards, invoices, advertising and promotional materials to which the Mark is affixed and representative samples showing other uses of the Mark, as well as any other particular uses of the Mark reasonably requested by Licensor.

4.3 If at any time the Services rendered or its Advertising fail, in the reasonable judgment of Licensor, to conform to the Standard of Quality in any material respect, Licensor shall notify Licensee of such failure in writing (which notice shall provide a description of the nonconformity that is reasonable under the circumstances and, if appropriate and available to Licensor, include samples of any nonconforming Advertising and copies of any documentation relating to such nonconformity). Licensee shall take all necessary steps to bring the Services and Advertising into conformity within thirty (30) days (or such other time period mutually agreed upon by the parties) after Licensee’s receipt of written notice of the nonconformity. Notwithstanding the foregoing, in the event Licensor and Licensee do not agree as to (i) whether a nonconformity exists, (ii) a remedy for the nonconformity, or (iii) the date by which the nonconformity will be corrected, the parties shall engage senior management of each party’s parent company to resolve such dispute.

5. INTELLECTUAL PROPERTY.

5.1 Licensee acknowledges that Licensor is the owner of the Mark, any marks which contain the Mark and the Domain Names. It is understood and agreed that nothing in this agreement will be deemed in any way to constitute an assignment by Licensor of the Mark and the Domain Names or of any rights therein, or to give Licensee or its Sublicensees any right, title or interest in and to the Mark or the Domain Names (except the right to make use thereof as provided for in this Licence).

5.2 Licensor shall maintain registrations for the Mark in the United Kingdom and CTM during the Term which protect the right of the Licensee to use the Mark as set out in this Licence.

5.3 Licensee shall (and shall procure that its Sublicensees shall) not register or apply to register in any trade mark office in any jurisdiction the Mark or any mark which contains the Mark. Licensee shall (and shall procure that its Sublicensees shall) also not register any domain name which contains the Mark or which is confusingly similar to the Mark in any gTLD or ccTLD. If Licensee or such Sublicensee registers or applies to register any such marks or domain names, Licensee shall (or Licensee shall procure that Sublicensee shall) assign such registration or application or domain name to Licensor.

5.4 Licensee shall (and Licensee shall procure that any Related Company which uses the Mark as part of its corporate, trading or assumed name shall) change such corporate, trading and/or assumed name prior to the end of the Term or earlier if the Licence is terminated hereunder.

5.5 Licensee shall (and shall procure that its Sublicensees shall) cooperate with Licensor with regard to the prosecution and maintenance of any applications, registration and registered user agreements with regard to the Mark and similar activities in relation to the application and registration of the Mark, including the supplying of specimens of use and executing any documents requested by Licensor for such purposes.

5.6 Licensee shall (and shall procure that its Sublicensees shall) promptly notify Licensor of any infringement of the Mark in relation to the Services or any matter which Licensee reasonably believes does or is likely to adversely affect the goodwill of the Mark in relation to the Services and which comes to the attention of Licensee, provided that failure to so notify (other than due to wilful default) shall not constitute a breach of this Licence.

5.7 Subject to clause 5.8, Licensor shall retain all rights to bring all actions and proceedings in connection with infringement or misuse of the Mark at its sole discretion, provided that should Licensor not take action and proceedings against any person whom Licensee believes is committing an infringement or misuse of the Mark in relation to the Services, Licensee may escalate such decision to senior management at Licensor and Licensee for resolution.

5.8 Licensee shall be entitled to require Licensor to take action and proceedings against any person whom Licensee believes is committing an infringement of the Marks in a domain name solely through a UDRP arbitration proceeding or similar proceeding, in which event all costs so incurred (including without limitation any costs associated with Licensor’s involvement in such action) and recoveries made shall be for the account of Licensee.

5.9 Licensee shall (and shall procure that its Sublicensees shall) fully cooperate with Licensor in any action in relation to the Services which Licensor may take against an infringer of the Mark in the Territory or in any Domain Name dispute.

5.10 All costs incurred and recoveries made in relation to all actions and proceedings in connection with infringement or misuse of the Mark and the Domain Names shall, to such extent:

5.10.1 be for the account of Licensee if the actions and proceedings directly relate to a domain name,

5.10.2 be for the account of Licensee if the actions and proceedings directly relate to the Services and Licensor has not granted a licence of the Mark to any third party,

5.10.3 be apportioned between Licensee and the relevant third party according to an agreed upon basis of apportionment if the actions and proceedings directly relate to the Services and Licensor has granted a licence to any third party for use of the Mark in relation to the Services, and

5.10.4 be for the account of Licensor if the actions and proceedings are outside the scope of the Services.

5.11 Licensor shall indemnify, defend and hold harmless Licensee and Sublicensees and their directors, officers, employees and agents from any third party claim, demand, or action for infringement of a third party trade mark arising out of or in connection with Licensor’s rights to the Mark and all costs, losses, damages, expenses (including legal expenses) and liabilities arising therefrom provided Licensee’s use (and, if applicable, the use by the affected Sublicensee) of the Mark is in compliance with this Licence.

5.12 Subject to clause 5.11, Licensee shall indemnify, defend and hold harmless Licensor and its affiliates and their directors, officers, employees and agents from any third party claim, demand or action in relation to its use, and the use by any of its Sublicensees, of the Mark in connection with the Services.

6. USE OF MARK

6.1 Licensee shall (and shall procure that its Sublicensees shall) comply with the standards and guidelines with respect to the appearance and manner of use of the Mark set out in Exhibit 4.

7. MISCELLANEOUS

7.1 Governing Law. This Licence shall be governed by and construed in accordance with the laws of England, without regard to its choice of law principles. The parties hereby irrevocably consent to the exclusive jurisdiction of, and venue in, any court of competent jurisdiction located in England for the purposes of adjudicating any matter arising from or in connection with this Licence.

7.2 Relief. Each party acknowledges that a breach of its obligations under this Agreement may, as determined by a court of competent jurisdiction, result in irreparable and continuing damage to the other party for which monetary damages would not be sufficient, and agrees that the other party will be entitled to seek, in addition to its other rights and remedies hereunder or at law, injunctive and/or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction.

7.3 Assignment. This Licence shall not be assigned or transferred in whole or in part by Licensee without the prior written consent of Licensor, and any attempted assignment or transfer without such consent shall be null and void. Except as otherwise provided herein with respect to successors, this Licence is for the sole benefit of the parties to this Licence and their permitted successors and assigns and nothing in this Licence, express or implied, is intended to nor shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Licence.

7.4 Cooperation. The parties agree to implement this Licence by executing or causing to be executed such additional and subsidiary agreements and other documents, and taking such other actions, as may be necessary or desirable fully to protect the Mark and effectively to carry out the terms of this Licence in accordance with applicable laws and regulations.

7.5 Notices. All notices, requests, claims, demands and other communications under this Licence shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this subparagraph):

LICENSOR:

Morgan Stanley & Co. International PLC

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Attn: General Counsel

With a copy to:

Morgan Stanley

1585 Broadway

New York, New York 10036

Attn: General Counsel

LICENSEE:

Goldfish Bank Limited

2 Hertsmere House

Canary Wharf

London E14 4AB

United Kingdom

Attn: General Counsel

With a copy to:

Discover Financial Services

2500 Lake Cook Road

Riverwood, IL 60015

Attn: General Counsel

7.6 Severability. If any term or other provision of this Licence is held to be invalid, illegal or incapable of being enforced under any law or regulation, all other conditions and provisions of this Licence shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Licence so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Licence be consummated as originally contemplated to the greatest extent possible.

7.7 Entire Agreement. This Licence constitutes the entire agreement between the parties with respect to the subject matter of this Licence and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Licence.

7.8 Amendment and Waiver. No provision of this Licence may be amended or modified except by a written instrument signed by an authorised representative of each party. Failure by either party at any time to enforce or require strict compliance with any provision of this Licence shall not affect nor impair that provision in any way or the rights of that party to avail itself of the remedies it may have in respect of any subsequent breach of that or any other provision. The waiver of any term, condition or provision of this Licence must be in writing and signed by an authorised representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition or provision, nor as a waiver of any subsequent breach of the same term, condition or provision, except as provided in a signed writing.

7.9 Rules of Construction. Interpretation of this Licence shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to a paragraph are references to the paragraph to this Licence unless otherwise specified, (iii) the word “including” and words of similar import shall mean “including, without limitation,” (iv) provisions shall apply, when appropriate, to successive events and transactions, (v) this Licence shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

7.10 Headings. All headings used in this Licence are for convenience of reference only. They will not limit or extend the meaning of any provision of this Licence and will not be relevant in interpreting any term or provision of this Licence.

7.11 Survival. Any provision of this Licence which, by its nature, would survive termination or expiration of this Licence will survive any such termination or expiration of this Licence.

7.12 Third Party Rights. Any party which is not a party to this Licence shall not be entitled to any benefit from or to enforce any benefit under this Licence under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF, Licensor and Licence have caused this instrument to be executed in duplicate by their duly authorised representatives as of the date first written above.

MORGAN STANLEY & CO. INTERNATIONAL PLC

Date:
By:
Title:

GOLDFISH BANK LIMITED

Date:
By:
Title:

EXHIBIT 1

THE MARKS

TERRITORY	NUMBER	MARK	CLASS
CTM	000175950	MORGAN STANLEY	9, 16, 36
CTM	002154052	MORGAN STANLEY & DESIGN	9, 16, 36, 38
CTM	002153849	MORGAN STANLEY & DESIGN	9, 16, 36, 38
UK	1465887	MORGAN STANLEY	36
UK	2267583	MORGAN STANLEY & DESIGN	9, 16, 36, 38
UK	2138990	MORGAN STANLEY DEAN WITTER	36

EXHIBIT 2

RELATED COMPANIES

Morgan Stanley Card Services Limited

Morgan Stanley Goldfish Limited

Morgan Stanley Procurement Inc.

Morgan Stanley Credit Servicing Inc.

Morgan Stanley Credit Enhancing Inc.

EXHIBIT 3

DOMAIN NAMES

EXCLUSIVE USE FOR LICENSEE:

SHARED USE BY LICENSEE AND LICENSOR’S RELATED COMPANIES:

EXHIBIT 4

BRAND GUIDELINES